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                   EXHIBIT 99

THE COLONEL'S INTERNATIONAL, INC.
NASDAQ SYMBOL COLO

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Richard S. Schoenfeldt
          Chief Financial Officer
          (313) 439-4200


THE COLONEL'S INTERNATIONAL, INC. ANNOUNCES ELECTION OF NEW DIRECTORS AND
OFFICERS


     MILAN, MICHIGAN (February 20, 1997): At a special meeting of the Company's board of directors held on February 20, 1997, six new directors were elected to the Company's board. The new members of the board and officers are:

     Mrs. Patsy L. Williamson, Chairwoman of the Board of Directors

     Mr. Michael J. McCloskey, Vice-Chairman of the Board of Directors and Chief Executive Officer

     Mr. Mark Stevens, Director and President

     Mr. John M. Darcy, Director

     Mr. Donald Gorman, Director

     Mr. Ben Parr, Director

Simultaneously with the election of these new directors and officers, Mr. Donald J. Williamson, the Company's founder and former Chairman, announced his retirement from active involvement with the Company. Mr. Williamson will continue as a senior spokesperson and advisor for the Company. In addition Ms. Lisa Alexander and Mr. Gary Moore announced their resignations as active board members.

In announcing the election of the new directors and officers, Mr.
Williamson expressed his thanks and appreciation for the service provided by Ms. Alexander and Mr. Moore over the past year. Mr. Williamson also expressed his enthusiasm for and confidence in the new board members and officers.

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Mrs. Williamson, the wife of the Company's founder and President of Patsy
L. Williamson Buick and related automobile dealerships, brings a wealth of automotive industry experience to the Company. Patsy L. Williamson Buick-GMC, Inc. has been ranked the number one Buick dealership in the United states for the past three calendar years (1994-1996).

Mr. McCloskey is a financial and operations executive with twenty years experience who brings the Company knowledge in specialty financings and company operations as well as international experience in the Pacific Rim. Mr. McCloskey was formerly a founding partner with Stone Pine Capital of Denver, Colorado, a firm specializing in investment and merchant banking and, prior thereto, a senior investment banking officer with two Wall Street investment banks.

Mr. Stevens, currently the President of Patsy L. Williamson Buick-GMC, Inc., will add over thirty years of automotive dealership and related experience to the Company's board and as President of the Company.

Mr. John M. Darcy is an independent businessman engaged in company development and management. Mr. Darcy was formerly involved in the development and management of specialty starch plants with PennWest, Inc. and was President of Avis Enterprises from 1989 to 1990 where he managed that company's auto dealerships and other activities. Prior to serving with Avis Enterprises, Mr. Darcy was Group General Manager and Corporate Vice President to Nestle Enterprises USA, where he was responsible for all consumer products representing sales of approximately $1.5 billion during the last year that Mr. Darcy held his position with Nestle.

Mr. Parr was formerly the Director of Research for the State Farm Insurance Companies and was a motivating party in the creation of the Certified Automotive Parts Association ("CAPA"). CAPA is a non-profit organization established in 1987 to develop and oversee a testing and inspection program certifying the quality of parts used for auto body repairs. Mr. Parr's experience with both State Farm and CAPA will add immeasurably to the Company's ability to service the automotive after-market parts business.

Mr. Gorman, the owner and President of P.G. Products located in Cincinnati, Ohio, one of the Company's key customers, will add a significant perspective to the Company's board to assure that the Company's management is aware of customer needs and directions.

The Colonel's, Inc., a subsidiary of the Company based in Milan, Michigan, is a leading domestic manufacturer of plastic replacement bumpers and facias for the aftermarket industry in North America. The Colonel's Truck Accessories, Inc., a subsidiary of the Company, produces truck bed liners for sale to new vehicle dealers and in the automotive after-market. Brainerd International Raceway, the Company's other subsidiary, owns and operates Brainerd International Raceway, a multi-purpose motor sports facility located in Brainerd, Minnesota.